JPMorgan Funds - Undiscovered Managers Funds
Rule 10f-3 Transactions
For the period from September 1, 2016 to February 28, 2017

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Realty Income Fund
Trade Date 02/01/17
Issuer Invitation Homes Inc
CUSIP/ Sedol 46187W10
Shares 635,000
Offering Price $20.00
Spread $0.89
Cost $12,700,000
Dealer Executing Trade Deutsche Bank Securities Inc.
% of Offering* 0.83%
Syndicate DB, JPM,WFS, GS,CS,BAML, RBC,MS